Exhibit 10.1

AMENDMENT NO. 1 TO
SECOND AMENDED AND RESTATED
OPERATING AGREEMENT
OF
M2 LEASE FUNDS LLC

THIS AMENDMENT NO. 1 TO SECOND AMENDED AND RESTATED OPERATING AGREEMENT (this “Amendment”) of M2 Lease Funds LLC (the “Company”) dated and effective as of August 26, 2012, by and between Quad City Bank and Trust Company (“QCBT”) and John Engelbrecht (“Engelbrecht”) (collectively, the “Members,” and individually, a “Member”), amends the Second Amended and Restated Operating Agreement of M2 Lease Funds LLC (as amended, modified, supplemented or restated, the “Second Amended Agreement”).  Capitalized terms used herein without definition have the meanings assigned to them in the Second Amended Agreement.

W I T N E S S E T H:

WHEREAS, certain current and former members of the Company and the Company are parties to that certain Operating Agreement dated as of January 6, 1998 (the “Original Agreement”);

WHEREAS, the Original Agreement was amended and restated in its entirety on January 13, 2005 (the “First Amended Agreement”), when the Company sold and issued certain units to State Financial Services Corporation (“SFSC”);

WHEREAS, pursuant to that certain Unit Purchase Agreement dated August 12, 2005, by and between Engelbrecht and SFSC, Engelbrecht purchased all of SFSC’s ownership interest in the Company;

WHEREAS, pursuant to that certain Unit Purchase Agreement, by and among QCBT and Engelbrecht, QCBT purchased an eighty percent (80%) ownership interest in the Company;

WHEREAS, as of the date hereof Engelbrecht has retained a twenty percent (20%) ownership interest in the Company;

WHEREAS, the First Amended Agreement was amended and rested in its entirety on August 26, 2005 by the Second Amended Agreement;

WHEREAS, Section 11.1 of the Second Amended Agreement permits amendments and modifications to the Second Amended Agreement if made in writing and approved by Unanimous Consent; and

WHEREAS, the Members now desire to amend the Second Amended Agreement to extend the term of Engelbrecht’s ownership interest in the Company and provide for the liquidation thereof.

NOW, THEREFORE, in consideration of the promises set forth herein, the parties hereto do mutually promise and agree as follows:

AGREEMENTS

Section 1.               Section 7.2 of the Second Amended Agreement is hereby deleted and replaced in its entirety with the following:

“Section 7.2    [Reserved]”

Section 2.               Section 7.5 of the Second Amended Agreement is hereby deleted and replaced in its entirety with the following:

“Section 7.5    Liquidation of Units Held by Engelbrecht. Upon the earlier of August 31, 2015 and the termination of Engelbrecht’s employment, the Company shall have the obligation to liquidate all, but not less than all, of Engelbrecht’s Units in the Company.  The liquidating payments shall consist of two separate distributions to Engelbrecht as set forth below:

(a) Initial Liquidating Payment. The Company shall pay the initial liquidating payment (the “Initial Liquidating Payment”) to Engelbrecht in an amount equal to 50% of Book Value (as determined in accordance with Exhibit B) calculated as of August 31, 2012.  The Initial Liquidating Payment shall be made in cash at the closing thereof, which shall take place on Friday, September 14, 2012 at 10:00am CST, or such other time as mutually agreed upon by the parties.

(b) Final Liquidating Payment.  Except as provided below in subsection (i) the Company shall pay the final liquidating payment (the “Final Liquidating Payment”) to Engelbrecht in an amount equal to the sum of (i) the Book Value (as determined in accordance with Exhibit B and as adjusted, if necessary, as set forth in Section 7.5(b)(ii)) calculated as of August 31, 2012; and (ii) 20% of the Net Income from August 31, 2012 to August 31, 2015 less any distributions made to Engelbrecht pursuant to Article IV, including Tax Distributions, if any.  The Final Liquidating Payment shall be made in cash at the closing thereof, which shall take place on Tuesday, September 15, 2015 at 10:00am CST, or such other time as mutually agreed upon by the parties.

(i) Termination — For or Without Cause by the Company, Voluntarily by Engelbrecht or by Death or Disability.  The Final Liquidating Payment for Engelbrecht’s Units for termination by the Company for or without Cause, voluntarily by Engelbrecht or by reason of death or Disability prior to August 31, 2015 shall be an amount equal to the sum of (i) the Book Value (as determined in accordance with Exhibit B) calculated as of August 31, 2012; and (ii) 20% of the Net Income from August 31, 2012 to termination, less any distributions made to Engelbrecht pursuant to Article IV, including Tax Distributions, if any.  For the purposes of this Section 7.5(b)(i), the Final Liquidating Payment shall be made in cash at the closing thereof, which shall take place on a mutually agreed upon date no later than thirty (30) days from the termination of Engelbrecht’s employment.

(ii) Adjustment.  The Book Value computed as of August 31, 2012 shall be adjusted for any liabilities discovered by the Members prior to the date of the Final Liquidation Payment but which were incurred prior to August 31, 2012 and which were not recorded in the original calculation of Book Value, with the impact of this adjustment reflected in the computation of the Final Liquidation Payment pursuant to Section 7.5(b).  For any unrecorded liabilities discovered by the Members prior to the one (1) year anniversary of the date of the Final Liquidation Payment where such unrecorded liabilities were incurred prior to the date of the Final Liquidation Payment, Engelbrecht shall pay the Company in cash the amount of such unrecorded liabilities multiplied by .20 (an “Adjustment Payment”).  The Adjustment Payment shall be made to the Company within thirty (30) days of a written claim for an Adjustment Payment, or such other time as mutually agreed upon by the parties.

(c) Ownership of Units.  Engelbrecht will retain ownership in his Percentage Interest of the Company Units until the Final Liquidating Payment is made.

(i) In the event the Company, for whatever reason, fails to redeem Engelbrecht’s Units as provided in this Section 7.5, QCBT agrees to purchase the Units pursuant to the terms in this Section 7.5.

(ii) If Engelbrecht would be due an Equalizing Distribution in the event an Equalizing Distribution would be required to be paid pursuant to Section 4.1(c) before a distribution could be made pursuant to Section 4.1(d), then the full amount of such Equalizing Distribution (together with accrued interest) shall be paid to Engelbrecht at closing in addition to the Final Liquidating Payment above.

Section 3.                      Section 7.6 of the Second Amended Agreement is hereby deleted and replaced in its entirety with the following:

“Section 7.6                      [Reserved]”

Section 4.                      Section 7.7 of the Second Amended Agreement is hereby deleted and replaced in its entirety with the following:

“Section 7.7                      [Reserved]”

Section 5.                      ARTICLE VIII of the Second Amended Agreement is hereby amended to insert the following at the beginning thereof:

“No transfer of any Units may be made by Engelbrecht without the unanimous approval of the other Members.”

Section 6.                      The following definitions shall be added to Exhibit A of the Second Amended Agreement in alphabetical order, which such definitions shall read in their entirety as follows:

“Initial Liquidating Payment shall have the meaning set forth in Section 7.5(a).”

“Final Liquidating Payment shall have the meaning set forth in Section 7.5(b).”

“Net Income shall mean the Company’s net income as prepared in accordance with generally accepted accounting principles, without regard to any Federal or state income tax.”

Section 7.                      Exhibit B of the Second Amended Agreement is hereby deleted and replaced in its entirety with the following:

“I.           Book Value shall mean an amount equal to the net book value of assets minus liabilities of the Company as of the date called for in the Agreement (the “Determination Date”) pursuant to which the Book Value is established for either the Initial Liquidation Payment or the Final Liquidation Payment (each, a “Liquidation Payment”) multiplied by Engelbrecht’s Percentage Interest, using the following valuation methods:

1.           Except as set forth below in this Exhibit B, Book Value shall be valued and computed in accordance with GAAP heretofore applied by the Company as of the date of this Agreement, and shall not be computed for tax purposes.

2.           Regardless of accounting standard changes, modifications to the Company’s accounting policies, modification to the Company’s lease agreements or other like changes, all leases by the Company shall constitute capital or financing leases, not operating leases, and as such be treated under the direct financing method of accounting.

3.           Liabilities and assets shall include year-end adjustments as of the Determination Date required by GAAP.

4.           Book Value shall include an adjustment for the amount by which amounts paid to Affiliates of the Members in any transaction(s) exceeds the fair market value of such transactions.

5.           The Book Value as of August 26, 2005, the date of this Agreement, using the foregoing methods is $1,377,377.78, which reflects mark-up to Book Value in connection with QCBT's acquisition of 80% of the equity interest from Engelbrecht on the date of this Agreement.

6.           Book Value shall be reduced by the amount of any Equalizing Distribution (plus related interest) which must be paid pursuant to Section 4.1(c) before a distribution could be made pursuant to Section 4.1(d).

II.           Closing.  For purposes of determining a Liquidation Payment, by September 5, 2012 or September 5, 2015, as the case may be, the Company shall prepare and deliver to Engelbrecht a statement of Liquidation Payment (a “Liquidation Payment Statement”) prepared in accordance with this Agreement and Exhibit B, accompanied by sufficient detail to determine the calculation of the Liquidation Payment, and a report by Company’s independent accountant reflecting the Liquidation Payment.

Engelbrecht shall have five (5) days after the receipt of a Liquidation Payment Statement or a written claim for an Adjustment Payment to make a written objection to the calculation.  The parties shall attempt in good faith to reach an agreement with respect to any matters in dispute.

If the parties are unable to resolve the disagreements with respect to the determination of a Liquidation Payment or an Adjustment Payment within five (5) days following an objection by Engelbrecht, then the parties shall refer such differences to Ernst & Young or such other national accounting firm mutually agreed upon by the parties (the “CPA Firm”), who shall, acting as experts and not as arbitrators, determine in accordance with this Agreement and Exhibit B, and only with respect to the differences so submitted, the Liquidation Payment or an Adjustment Payment. The parties shall direct the CPA Firm to use its best efforts to render its determination within five (5) days after such submission.  The CPA Firm’s determination will be conclusive and binding upon the parties, shall not be subject to further review or approval and judgment therein may be entered in any circuit court or any court of competent jurisdiction.  The fees and disbursements of the CPA Firm shall be paid by the non-prevailing party, as determined by the CPA Firm.  The Company shall make readily available to the CPA Firm all relevant books and records and workpapers related to the Company’s operations and all other items reasonably requested by the CPA Firm.

The closing of a Liquidation Payment or an Adjustment Payment, as the case may be, shall take place with five (5) days of the CPA’s determination.”

[Remainder left intentionally blank]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date set forth above.

QUAD CITY BANK AND TRUST COMPANY

By:	/s/ John H. Anderson	Address:	2118 Middle Road
	John H. Anderson, President/CEO		Bettendorf, IA 52722

	/s/ John Engelbrecht	Address:	17500 Mariner Court
	John Engelbrecht		Brookfield, WI 53045

Spousal Consent and Acknowledgment

I acknowledge that I have read the foregoing Amendment and that I understand its contents. I am aware that by its provisions my spouse agrees to limit the transferability of and the voting rights attendant upon his Units of M2 Lease Funds LLC held by him on this date, or hereafter acquired, upon the occurrence of certain events. I am further aware that included in such limitations shall be any interest I have in the Units (including without limitation any right or interest by operation of the Wisconsin Marital Property Law, chapter 766 of the Wisconsin Statutes, or by operation of any other law) and the interest of any of my heirs, legatees, or other transferees. I consent to and approve the provisions of this Amendment, and agree that the Units and my interest in them are subject to the provisions of this Amendment, and direct the personal representative of my estate to promptly comply with all of the provisions of this Amendment, including without limitation Article VII.  I further agree that I will take no action at any time to hinder the operation of this Amendment as to the Units or any interest that I or my transferees have in it.

Date: August 31, 2012	Spouse:	/s/ Janet Engelbrecht
Janet Engelbrecht